KPMG Peat Marwick LLP

New Jersey Headquarters         Telephone 201 467 9650      Telefax 201 467 7930
150 John F. Kennedy Parkway     Telex 136584
Short Hills, NJ 07078



May 30, 1997

Securities and Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

We were  previously  principal  accountants  for  Atlantic  Central  Enterprises
Limited (formerly Pharma Patch plc) and, under the date of May 9, 1996, we reported on the consolidated financial statements of Atlantic Central Enterprises Limited (formerly Pharma Patch plc) as of and for the year ended February 29, 1996. On August 7, 1996, in connection with a proposed reorganization, we reported on the balance sheet of Atlantic Central Enterprises Limited as of August 7, 1996. On May 28, 1997, we resigned. We have read Atlantic Central Enterprises Limited (formerly Pharma Patch plc) statements included under Item 4 of its Form 8-K dated May 30, 1997, and we agree with such statements except that we are not in a position to agree or disagree with Atlantic Central Enterprises Limited's statement that it has engaged Moore Stephens, PC as its auditors.

Very truly yours,



/s/ KPMG Peat Marwick LLP